Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT

This Separation and Settlement Agreement (this “Agreement”) is entered into as of August 12, 2015, by and between Ronald J. Nicolas, Jr. (the “Executive”), and Banc of California, Inc., a Maryland corporation (the “Company”). The Executive and the Company are referred to as the “Parties,” and each as a “Party,” in this Agreement.

WHEREAS, the Executive has been employed by the Company as, among other things, Chief Financial Officer of the Company;

WHEREAS, the Executive is party to an employment agreement with the Company, effective as of November 5, 2012 (the “Employment Agreement”); and

WHEREAS, the Executive has provided the Company with notice of his resignation pursuant to Section 9 of the Employment Agreement, and the Executive and the Company wish to set forth their mutual agreement as to the terms and conditions of such resignation.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Resignation. Effective as of 12:01 a.m. on November 15, 2015, or such earlier date as the Company may elect by providing 10 days’ written notice to the Executive (the “Resignation Date”), the Executive hereby resigns from his employment with the Company and from all other positions the Executive then holds with respect to the Company and its subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates and any predecessor entities are hereinafter referred to as the “Affiliated Entities”), including as an officer or member of the board of directors of any Affiliated Entity (the “Resignation”). During the period the Executive is employed following the expiration of the term of the Employment Agreement on November 5, 2015 (the “Expiration Date”) and the Resignation Date, the Executive shall receive a base salary and employee benefits as provided prior to the Expiration Date. Within 15 business days following the Resignation Date or such earlier time as required by applicable law, the Executive will be paid all of his Accrued Obligations (as defined in the Employment Agreement) pursuant to Section 10(a) of the Employment Agreement earned or accrued through the Resignation Date. All capitalized terms used but not defined hereunder shall have the meaning set forth in the Employment Agreement, which is attached as Exhibit A hereto.

2. Acknowledgment. The Executive acknowledges and agrees that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Executive participated or to which Executive was a party (including, without limitation, the Employment Agreement), the Resignation shall be a voluntary separation. Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning (including, without limitation, the Employment Agreement), the Executive agrees that the Resignation shall be considered to have been made without “good reason” or such similar term. Nothing contained in this Agreement shall limit the ability of the Company to terminate the Executive’s employment for Cause, or the ability of the Executive to resign his employment for Good Reason, in each case, prior to the Resignation Date; provided that the Executive acknowledges and agrees that neither the execution and delivery of this Agreement nor the transition of responsibilities contemplated hereunder shall entitle the Executive (and the Executive hereby waives any right) to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy, or arrangement of the Company or the Affiliated Entities (including, without limitation, the Employment Agreement). In the event of such a termination for Cause, the Executive shall only be entitled to payment of all of his Accrued Obligations pursuant to Section 10(a) of the Employment Agreement earned or accrued through the date of such termination, and in the event of either a termination for Cause or a resignation for Good Reason, the Executive shall not be entitled to any of the payments or benefits set forth in Section 3 of this Agreement.

3. Separation Payments and Benefits. Subject to the Executive’s compliance with the terms of this Agreement and the non-revocation of the Release (as defined in Section 4) and the Subsequent Release, following the Revocation Date (as defined in Section 16(f) of this Agreement), the Company shall pay or provide the payments and benefits set forth below in full satisfaction of the obligations of the Company to the Executive.

(a) The Company shall make to the Executive, within 30 days following the Revocation Date, a lump sum cash payment equal to $750,000, subject to applicable tax withholding; provided, however, that, during the period prior to the Resignation Date, the Executive shall have used his best efforts to have performed the work assignments reasonably requested by the Chief Executive Officer and shall not have resigned or taken vacation or leave of absence (other than his previously scheduled vacation from September 14–18, 2015, and any such vacation or leave of absence that is approved in advance by the Company in writing); and provided, further, that, on or before the Resignation Date, the Executive shall have delivered a comprehensive summary of such matters as the Chief Executive Officer shall reasonably request in order to ensure an effective transition of duties.

(b) In consideration for the Executive’s agreement to consult with the Company during the period commencing on the Resignation Date and ending on the date that is five months following the Resignation Date (the “Consulting Period”), and subject to the Executive’s continued compliance with the covenants set forth in Sections 5, 6, and 7 of this Agreement, the Company shall pay the Executive, within 30 days following the Revocation Date, a lump sum cash payment equal to $250,000, in consideration of the Executive’s agreement to provide continuing services (the “Consulting Fee”). Either the Company or the Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other Party with 30 days’ advance written notice of such termination. If the Consulting Period is terminated by the Executive for any reason or by the Company with Cause prior to the date that is five months following the Resignation Date, the Executive shall repay to the Company a prorated portion of the Consulting Fee, determined as the product of the Consulting Fee multiplied by a fraction, the numerator of which is the number of days between the date of the Executive’s termination of service and the date that is five months following the Resignation Date and the denominator of which is the number of days in the Consulting Period had it not been terminated.

(c) During the Consulting Period, the Company shall provide the Executive with a payment (the “COBRA Subsidy”) each month equal to the monthly cost of continued coverage for the Executive and, where applicable, the Executive’s spouse and dependents, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) paid by the Executive under the Company’s group health plan pursuant to Section 4980B of the Code, less the amount that the Executive would be required to contribute for such health coverage if the Executive were an active employee of the Company; provided that the Executive is eligible for and timely elects COBRA continuation coverage. If the Consulting Period is terminated by the Company without Cause, the Company shall continue to provide the Executive with the COBRA Subsidy through the date that is five months following the Resignation Date.

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(d) The outstanding equity awards held by the Executive shall continue to vest in accordance with their respective terms during the Consulting Period. If the Consulting Period is terminated by the Company without Cause, the Executive shall be fully vested in any outstanding equity award that would have vested by its terms between the date on which the Consulting Period terminates and the date that is five months following the Resignation Date.

(e) Except as provided in Section 1 and this Section 3, the Executive shall be entitled to no other compensation and/or benefits of any kind from any of the Affiliated Entities.

4. Release of Claims.

(a) In consideration of and in exchange for the benefits provided to him under this Agreement, including, but not necessarily limited to, the Company’s acceptance of the Executive’s resignation effective as of the Resignation Date, and the benefits set forth in Section 3 of this Agreement, the Executive, of his own free will, voluntarily, and unconditionally releases and forever discharges (this “Release”) the Affiliated Entities, their respective directors, officers, employees, agents, stockholders, successors, and assigns (both individually and in their official capacities with the Company) (the “Company Releasees”) from, any and all past or present causes of action, suits, agreements, or other claims that the Executive, his dependents, relatives, heirs, executors, administrators, successors, and assigns has or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause, or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Affiliated Entities, and the cessation of said employment, or any claim for compensation, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, the California Family Rights Act, the California Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law, regulation, or ordinance, or public policy, contract, or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. The Release shall not, however, constitute a waiver of any of the Executive’s rights to compensation and benefits due under this Agreement.

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(b) The Executive represents and warrants that he is not aware of any claim by him other than the claims that are released by this Release. The Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those that he now knows or believes to exist with respect to the subject matter of this Release and that, if known or suspected at the time of entering into this Release, may have materially affected this Release and the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts, and the Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) The Executive acknowledges that he has received a copy of this Agreement prior to its execution and has been advised hereby of his opportunity to review and consider the Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Agreement. The Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. The Release shall be revocable by the Executive during the seven-day period following its execution, and shall not become effective or enforceable until the expiration of such seven-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration set forth in this Section 3.

(d) The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim that the Executive may have against the Company or any of the Company Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters set forth in the Release.

(e) The Executive acknowledges that, in his decision to enter into this Agreement, including the Release, he has not relied on any representations, promises, or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in the Release and this Agreement.

(f) Nothing contained in the Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees.

(g) The Executive agrees that, as soon as practicable following the Resignation Date, the Executive shall execute a release of claims in a form to be provided to him by the Company that shall be substantially consistent with the foregoing provisions of this Section 4 (the “Subsequent Release”).

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5. Mutual Nondisparagement. The Executive shall not disparage any of the Affiliated Entities, their current or former directors, officers, employees, agents, stockholders, successors, and assigns (both individually and in their official capacities with the Company). The Company shall instruct its current officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) not to disparage the Executive. For purposes of this Agreement, to “disparage” means to make statements, whether oral or written, whether direct or indirect, whether true or false and whether acting alone or through any other person, that cast the subject of the statement in a critical or unfavorable light or that otherwise cause damage to, or intend to embarrass, the subject of the statement. The Executive may not disclose such termination of employment until the Company has made a public announcement of such termination. Nothing in the foregoing will preclude either the Executive or the Company from providing truthful disclosures as required by applicable law or legal process.

6. Confidential Information; Restrictive Covenants; Return of Property.

(a) Nonsolicitation; Confidentiality; Additional Remedies. The Executive shall be subject to each of the covenants set forth in Section 11 (Nonsolicitation), Section 12 (Nondisclosure of Confidential Information), and Section 13 (Additional Remedies) of the Employment Agreement.

(b) Forfeiture and Repayments. With respect to obligations in existence pursuant to the Employment Agreement, all of the remedies under the Employment Agreement shall remain in full force and effect (and no additional remedies shall be available to the Company with respect to those obligations). With respect to obligations arising in connection with this Agreement, the Executive agrees that, if a court issues a judgment or an arbitrator issues a final judgment that states that the Executive has violated the provisions of Section 5 or 6 of this Agreement, in any material respect, on or following the Resignation Date, he will forfeit and not be entitled to any further payments in accordance with Section 3 of this Agreement, and he will be obligated to repay to the Company any amounts paid after the date of the violation pursuant to the applicable provisions of Section 3(a) of this Agreement and shall pay such other damages incurred by the Company as a result of the Executive’s breaches of such obligations. Such amount shall be paid to the Company in cash in a single lump sum within 10 business days after the judgment is entered by the trial court or final judgment by the arbitrator.

(c) Scope of Restrictions; Consideration. The Executive acknowledges that the restrictions set forth in this Section 6 are reasonable and necessary to protect the Company’s business and goodwill. The Executive acknowledges that if any of these restrictions or obligations are found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and if so modified shall be fully enforced. The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 6. As further consideration for the covenants made by the Executive in this Section 6, the Affiliated Entities have provided the Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

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(d) Return of Property. The Executive represents and warrants that he will return all Employment Materials (as defined below) to the Company within three days of the Resignation Date, although the Company may subsequently elect to provide any Employment Materials it deems necessary for the consulting period. For the purposes of this Section 6(d), “Employment Materials” include, but are not limited to, computers, mobile telephones, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium and whether an original or a copy.

7. Cooperation. The Executive agrees to cooperate with the Company after his departure as reasonably requested by the Company, including with respect to any communications to current and former employees or directors of any of the Affiliated Entities as may reasonably be requested by the Company in connection with such departure. The Executive will be available, on a nonexclusive basis upon reasonable notice, to respond to questions and provide assistance to the Company regarding matters for which he was responsible and about which he had knowledge in connection with his employment with any of the Affiliated Entities for up to 100 hours in the aggregate during the five-month period following the Resignation Date. The Executive also will cooperate in any potential or pending litigation or arbitration that may involve him in any capacity as a result of his employment with, or service as a member of the board of directors of, any of the Affiliated Entities. This includes, if necessary, meeting at mutually convenient times with attorneys of any of the Affiliated Entities, attending meetings, depositions and trial, and providing truthful testimony. Nothing contained in this Section 7 shall restrict the Executive’s ability to seek and/or accept full-time employment during the cooperation period.

8. Restriction on Sale of Company Stock. The Executive agrees that, during the 90-day period commencing on the Resignation Date, the Executive shall not, directly or indirectly, sell, assign, transfer, convey, gift, pledge, hypothecate or otherwise encumber or dispose of any shares of Company common stock beneficially owned by the Executive.

9. Forum Selection. The Parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims and, at the Company’s election, claims for injunctive, or other relief under Sections 5 and 6 of this Agreement) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement and the resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. The arbitration proceeding will be conducted under the employment dispute resolution arbitration rules of the Judicial Arbitration and Mediation Service (JAMS) in effect at the time a demand for arbitration under the rules is made, and such proceeding will be adjudicated in Los Angeles, California. The decision of the arbitrator(s), including determination of the amount of any damages suffered, will be exclusive, final, and binding on all Parties, their heirs, executors, administrators, successors, and assigns. The non-prevailing Party will be responsible for the arbitrators’ fees, the prevailing Party’s attorneys’ fees, and reasonable costs relating to the dispute.

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10. Applicable Law. Except to the extent that federal law governs, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to any applicable state’s choice of law provisions.

11. Integrated Agreement; Amendments. Except with respect to the provisions of the Employment Agreement expressly referenced herein and Section 16 of the Employment Agreement, which the Parties agree shall survive in its entirety, this Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes all other agreements between any of the Affiliated Entities and the Executive and any employment or severance plan, policy, agreement, or arrangement of any of the Affiliated Entities. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that, except as specifically set forth in this Agreement and the Employment Agreement to the extent that it is incorporated herein, he is not entitled to receive any severance pay, severance benefits, compensation, or employee benefits of any kind whatsoever from the Company or any of its affiliates. This Agreement may not be amended unless the amendments are in writing and signed by the Executive and an authorized representative of the Company.

12. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

13. Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state, and/or local taxes as shall be required to be withheld under any applicable law or regulation. Section 14 (Section 409A) of the Employment Agreement shall survive in its entirety and apply to this Agreement.

14. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and the legal representatives of his estate to the extent applicable. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In the event of the Executive’s death following the Expiration Date and prior to the Revocation Date and provided that the Executive has been continuously employed with the Company through his death, the Executive’s estate shall be entitled to receive the payments and benefits set forth in Sections 3(a) and 3(b) within 30 days following the date of the Executive’s death in full satisfaction of the obligations of the Company to the Executive.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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16. Representations and Warranties. By signing this Agreement, the Executive warrants that he:

(a) has carefully read and reviewed this Agreement;

(b) fully understands all of its terms and conditions;

(c) fully understands that this Agreement is legally binding and that by signing it he is giving up certain rights;

(d) has not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Agreement;

(e) has been advised of his opportunity to consider for up to 21 days whether to accept the Release;

(f) will have seven days to revoke each of the Release (but not the remainder of this Agreement) and the Subsequent Release after signing it, with the eighth day following the execution of the Subsequent Release being referred to as the “Revocation Date”;

(g) has been advised by, and has had the opportunity to consult with, an attorney prior to executing this Agreement;

(h) acknowledges that all notice requirements under any other agreement, arrangement, or plan have been fully satisfied;

(i) executes and delivers this Agreement freely and voluntarily;

(j) is waiving any rights or claims he may have under the Age Discrimination in Employment Act of 1967, as amended; and

(k) is not waiving any rights or claims that may arise after this Agreement is signed.

17. Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement will refer to the provision under this Agreement for which notice is given, will be in writing and will be effective (a) when personally delivered, (b) two business days after deposit in the United States certified mail, return receipt requested and postage prepaid, or (c) the next business day after deposit with a national overnight delivery service reasonably approved by the Parties (Federal Express and DHL WorldWide Express are approved), shipping charges prepaid and next-business-day delivery selected, in each case, addressed to each Party at the following address:

If to the Executive:

To the address last on the records of the Company.

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If to the Company:

Banc of California, Inc.

18500 Von Karman Ave, Suite 1100

Irvine, California 92612

Attention: General Counsel

Each Party will make an ordinary, good faith effort to ensure that he or it will accept or receive notices that are given under this Section 17 and that any person to be given notice actually receives that notice. A Party may change or supplement the addresses given below the signature line, or designate additional addresses, for purposes of this paragraph by giving the other Party written notice of the new address in the manner set forth above.

18. Headings. The headings and captions of the Sections of this Agreement are inserted for convenience of reference only and are not to be considered in the construction or the interpretation of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date first set forth above.

BANC OF CALIFORNIA, INC.

By:	/s/ Steven A. Sugarman
Name:	Steven A. Sugarman
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.

[Signature Page to Nicolas Separation and Settlement Agreement]

EXHIBIT A

EMPLOYMENT AGREEMENT

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of November 5, 2012 (the “Effective Date”), by and between First PacTrust Bancorp, Inc. (“Employer” or “Bancorp”), and Ronald J. Nicolas, Jr. (the “Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee to serve initially as Executive Vice President: Finance, until such time as his appointment as Chief Financial Officer shall become effective, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.

2. Term. The term of employment under this Agreement shall begin on November 5, 2012 (the “Commencement Date”) and shall expire on the date that is three years from the Commencement Date (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence. Commencing on November 5, 2015, and on each anniversary of such date, the term of this Agreement shall automatically be extended for one additional year unless either party notifies the other party at least ninety (90) days prior to such date or anniversary date that the term of this Agreement will not be extended. Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.

3. Duties. Employee will, during the term hereof:

(a)	be employed by Employer on a full-time basis with all such authority, duties and responsibilities as are commensurate with his position initially as Executive Vice President: Finance, until such time as his appointment as Chief Financial Officer shall become effective, and as may be consistent with each such position, reporting directly to the Chief Executive Officer and shall perform such other duties and responsibilities on behalf of Employer and its affiliates as reasonably may be directed by the Board of Directors of Employer; and

(b)	devote his full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations and absences made necessary because of illness.

4. Compensation. During the term of this Agreement, Employer shall pay Employee:

(a)	on the Effective Date, a one-time signing bonus in the form of a grant under the First PacTrust Bancorp, Inc. 2011 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) of 25,000 shares of restricted voting common stock of Bancorp, which shares shall vest in increments of 20% on each the first, second, third, fourth and fifth anniversary dates of the Effective Date. The terms of such grant shall be subject to the terms of the final restricted stock agreement evidencing such grant, the form of which shall be attached hereto as Exhibit A (the “Restricted Stock Agreement”). In the event of a conflict between the Restricted Stock Agreement and this Agreement, the terms of the Restricted Stock Agreement shall control.

(b)	a base salary at the rate of $325,000.00 per annum, payable in periodic payments in accordance with Employer’s practices for other executive, managerial, and supervisory employees (but not less frequently than monthly), as such practices may be determined from time to time and subject to customary tax withholdings. The Board of Directors (the “Board”) of Bancorp or the Compensation Committee of the Board of Directors of Bancorp (the “Committee”) will review such base salary at least annually and, in their discretion, may increase such salary; provided, however, that, unless and solely to the extent the Board or Committee shall specifically provide otherwise, any such increase in salary shall not be considered as included in “base salary” for purposes of calculating Employee’s severance benefits pursuant to Section 10(b) hereof.

(c)	for each calendar year during the term of this Agreement, Employee shall be eligible to receive an annual bonus equal to up to 100% of Employee’s base salary in effect at the beginning of such calendar period, with a target bonus equal to 50% of base salary (the “Target Bonus”), based upon Employee’s performance, as the Board or the Committee, in their sole discretion may determine, in the achievement of annual target performance goals established by the Board or the Committee at or prior to the commencement of such calendar year. In addition to the Target Bonus, Employee may receive additional or special compensation, such as equity awards, incentive pay or bonuses, based upon Employee’s performance, commencing with Employee’s performance in 2012, as the Board or the Committee in their sole discretion, may from time to time determine. Any amounts payable under this Section 4(c) that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 14(a) of this Agreement) shall be subject to such terms or conditions that satisfy the applicable requirements of Section 409A.

All such payments, and any other compensation provided by Employer to Employee, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, Employee.

5. Options.

(a)	General. Employee may receive grants of options from Bancorp from time to time for his services as an executive at Employer and/or any subsidiary of Employer. On the Effective Date, Employee shall receive a grant under the Omnibus Incentive Plan of non-qualified stock options from Bancorp for the purchase of 75,000 shares of Bancorp’s voting common stock at an exercise price per share equal to the closing market price per share of Bancorp’s common stock on the Effective Date (the “Initial Grant”) The Initial Grant shall become vested and exercisable in five equal annual installments of 15,000 shares on each of the first through the fifth anniversaries, respectively, of the Effective Date. The terms of the Initial Grant, including the foregoing vesting schedule, shall be subject to the terms of the final option agreement which evidences the Initial Grant, which shall be attached hereto as Exhibit B (the “Initial Grant Agreement”). In the event of a conflict between the Initial Grant Agreement and this Agreement, the terms of the Initial Grant Agreement shall control.

(b)	Designation of Beneficiary. From time to time, by signing a form furnished to Employer, Employee may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer the Grant if he were to die before he exercised the Grant. If Employee fails to designate a beneficiary as provided above, or if the designated beneficiary dies before Employee or before complete payment, the Grant shall be transferred to the Employee’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by Employee as his beneficiary in the last effective beneficiary designation form filed with Employer, or if Employee has failed to designate a beneficiary, the Employee’s estate.

6. Automobile and Other Expenses. During the term of this Agreement, Employer shall lease and allow Employee use of, one (1) new-condition Chevy Volt automobile (the “Car”). Employee shall be solely responsible for all fuel, maintenance and other similar charges associated with the Employee’s personal non-business use of the Car. Employee shall obtain and constantly maintain in good standing, at Employer’s expense, a comprehensive automobile liability policy in a form reasonably acceptable to Employer (the “Policy”). Employee shall cause the insurance provider of the Policy to list Employer as an additional insured and Employee shall provide Employer with a certificate evidencing the Policy. Any damage or liability caused or associated with Employee’s use of the Car shall be the sole responsibility of Employee. At the conclusion of the term of this Agreement or the expiration of the lease of the Car, whichever occurs first, Employee shall promptly return the Car to Employer in good condition, normal wear and tear excepted. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy for senior executives.

7. Benefits. Employee shall be entitled to participate in such vacation, life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved from time to time by Employer for the benefit of its executive employees.

8. Vacation. Employee shall be entitled to the greater of the accrual of 1.67 days of vacation for each month of service or such other accruals as outlined in Employer’s human resource policies. In the event that the full vacation for any calendar year is not taken by Employee, Employee’s ongoing accrual of vacation will be limited by the maximum level of carryover accrued vacation allowed for in Employer’s then existing policy for the carry forward of accrued vacation.

9. Termination.

(a)	Employee’s employment with Employer shall be terminated (i) by reason of Employee’s death or (ii) by reason of Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program.

(b)	Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon notice to Employee.

(c)	Employee may terminate his employment hereunder without Good Reason at any time prior to March 31, 2012 and after March 31, 2012 upon sixty (60) days’ prior written notice to Employer. In the event of termination of Employee’s employment pursuant to this Section 9(c), Employer may elect to waive the period of notice, or any portion thereof, and, if Employer so elects, Employer will pay Employee his base salary for the period so waived.

(d)	Employee may terminate his employment for Good Reason within ninety (90) days following the occurrence of any condition constituting Good Reason (as defined below), provided that Employee has first provided notice to Employer specifying in reasonable detail the condition giving rise to the Good Reason, Employee has provided Employer with a period of thirty (30) days to remedy the condition (and the notice so specifies), and Employer has failed to remedy the condition within this thirty (30) day period.

(e)	Employer and Employee may also terminate Employee’s employment with Employer by issuing a notice to the other pursuant to Section 2 hereof.

10. Severance Benefits.

(a)	In the event of the termination of Employee’s employment, for any reason, Employee shall be entitled to any Accrued Obligations (as defined herein).

(b)

In the event that Employer terminates Employee’s employment after March 31, 2013 without Cause, or Employee resigns after that date with Good Reason, subject to Sections 10(e)-(i) and Section 14, (i) Employee shall be entitled to severance pay equal to up to twenty-four (24) months’ salary at the rate of salary in effect on the date his employment with Employer terminates, except to the extent of any increases in the amount of base salary at the Effective Date which are excluded from the calculation of severance benefits as provided at Section 4(b) above, provided that the total amount of such severance shall not exceed the amount of base salary multiplied by the months then remaining for the balance of the term then in effect under the Agreement (ii) the Initial Grant, to the extent not theretofore fully vested, shall become fully vested and immediately exercisable in accordance with its terms, provided that the Initial Grant must be exercised on or before the 90th day following the termination of employment and any unexercised portion thereof shall lapse and be forfeited after such date, and (iii) in the event the Employee is not theretofore fully vested in the restricted shares provided under Section 4(a) as a signing bonus, the Employee shall be entitled to be appointed as an advisor of Employer and shall be permitted to continue serving in that capacity until all such restricted shares have vested in full.

(c)

Subject to Section 14, any severance pay to be paid pursuant to Section 10(b) shall be paid in 24 equal monthly installments commencing on the first business day coincident with or next following the sixtieth (60th) calendar date following Employee’s termination of employment.

(d)	In the event of Employee’s death within 24 months of termination for any reason, all remaining eligible benefits under this section shall be paid to Employee’s designated beneficiary as noted in Section 5(b) of this Agreement.

(e)	Any severance pay to be paid pursuant to Section 10(b) is subject to and conditioned upon Employee signing and delivering (and not revoking) to Employer a general release and waiver (in a form reasonably acceptable to Employer), waiving all claims the Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer.

(f)	The payment of the severance pay under Section 10(b) is conditioned upon the Employee’s compliance with the non-solicitation and nondisclosure requirements set forth in Sections 11 and 12 hereof.

(g)	Notwithstanding any other provision of this Agreement to the contrary, if payments under this Agreement, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (but not less than zero) to the extent necessary so as to maximize payments to Employee without causing any amount to become nondeductible. Employee shall determine the allocation of such reduction among payments to Employee.

(h)	Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(i)	For purposes of this Agreement:

(A)	“Accrued Obligations” means (i) any base salary that Employee has earned but not been paid during or prior to the Employee’s termination of employment, (ii) pay for any vacation time earned but not used through the date of termination, subject to Section 8 of this Agreement, (iii) any business expenses that are reimbursable under Section 6 that were incurred by Employee as of the Employee’s termination of employment but have not been reimbursed on the date of termination, subject to the submission of any required substantiation and documentation, and (iv) any payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.

(B)	Termination for “Cause” shall mean termination of the employment of Employee because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful violation of material Company’s policies and procedures including employee manual or material breach of any provision of this Agreement. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of Bancorp at a meeting or meetings of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board, Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. For purposes of this section, the term “incompetence” shall mean inability, as determined by the Board of Directors of Employer in their reasonable judgment, to perform stated duties.

(C)	“Good Reason” shall exist if, without Employee’s express written consent, Employer shall:

(1)	assign to Employee duties that are materially inconsistent with that of a senior member of the finance team of Employer;

(2)	unless required by regulatory authorities, reduce the salary of Employee, or materially reduce the amount of paid vacations to which he is entitled;

(3)	materially breach this Agreement; or

(4)	require Employee to relocate his principal business office outside of the Los Angeles-Orange County metropolitan area or such other area as may be mutually agreeable between Employee and Employer; or assign to Employee duties that would reasonably require such relocation.

11. Nonsolicitation.

(a)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not induce or attempt to induce any individual or entity who was an employee, agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates.

(b)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 10(b), Employee shall not, and will not assist any other person to (a) hire or solicit for hiring any employee of Employer or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

12. Nondisclosure of Confidential Information. Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates.

Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors.

Employee agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees.

Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

The covenants set forth in this Section 12 are made by Employee in consideration of the employment, or continuing employment of, and the compensation paid to, Employee during his employment by Employer. The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

Any breach of this covenant of nondisclosure will result in the forfeiture by Employee and all other persons acting for or with Employee in any capacity whatsoever of any and all rights to severance pay under Section 10 hereof unpaid at the time of breach and in such event Employer shall have no further obligation to pay any amounts related thereto.

13. Additional Remedies. Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the provisions of Sections 11 and 12 of this Agreement or either of them, and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to said Sections. In the event of any breach of any of Employee’s commitments pursuant to Sections 11 and 12 or either of them, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

14. Section 409A.

(a)	Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” as defined below, any and all amounts payable under Section 10 on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A of Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Employee receives compensation under Section 10 that can in part be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A-1(b)(9) then, to the extent permitted under Section 409A, the compensation shall be treated as first made from the separation pay plan.

(b)	For purposes of Section 10 of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Employer to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of Employer.

(c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)	Any amount that Employee is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)	The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and the Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future. The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Agreement to comply with the requirements of Section 409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder.

15. Reserved.

16. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by Bancorp’s Board of Directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment , modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

17. Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein (including, without limitation, any provisions so required under 12 C.F.R. Section 163.39) shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.

18. No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by the Bank shall be deemed to reduce, to the same extent, the obligation of Bancorp to provide such payments or other compensation, and vice versa.

19. Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of each of the other parties; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder).

20. Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

21. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

22. Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors including without limitation Employee’s estate and the executors, administrators, or trustees of such estate.

23. Relevant Law. To the extent not governed by the Federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California. Any dispute between the parties hereto not relating to the enforcement of Section 11 or Section 12 hereof shall be settled by arbitration in California in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

24. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two of Employer’s business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:

First PacTrust Bancorp, Inc.

18500 Von Karman, Suite 1100

Irvine, California 92612

Attention: Chief Executive Officer

If to Employee:

Ronald J. Nicolas, Jr.

c/o First PacTrust Bancorp, Inc.

18500 Von Karman, Suite 1100

Irvine, California 92612

25. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof, and this Agreement shall not be modified or amended except by written agreement of Employer and Employee.

26. Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

27. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement, which shall be sufficiently evidenced for all purposes by any one executed counterpart.

28. Construction. Employer and the Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

29. Survival. The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Employer

FIRST PACTRUST BANCORP, INC.

By:	/s/ Steven Sugarman
Name:
Title: Chief Executive Officer

Employee

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.

EXHIBIT A

FORM OF RESTRICTED STOCK AGREEMENT

FIRST PACTRUST BANCORP, INC.

2011 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

RS No.

Shares of Restricted Stock are hereby awarded on November 5, 2012 by First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), to Ronald J. Nicolas, Jr. (the “Grantee”) in accordance with the following terms and conditions:

1. Share Award. In accordance with Section 4(a) of the Employment Agreement between and between the Corporation and the Grantee dated as of the date hereof (the “Employment Agreement”), the Corporation hereby awards to the Grantee 25,000 shares (the “Shares”) of the voting common stock of the Corporation (“Common Stock”) pursuant to the First PacTrust Bancorp, Inc. 2011 Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth. A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached hereto. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

2. Restrictions on Transfer and Restricted Period. Except as otherwise provided in Section 3 or Section 8 of this Agreement, during the period (the “Restricted Period”) commencing on the date of this Agreement and terminating on November 5, 2015, Shares with respect to which the Restricted Period has not lapsed may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee. Shares with respect to which the Restricted Period has lapsed shall sometimes be referred to herein as “Vested.”

Except as otherwise provided in Section 3 or Section 8 of this Agreement and subject to Section 10(b) of the Employment Agreement, provided that the Grantee is then serving as a Director or an Employee of the Corporation or any Subsidiary, Shares shall become Vested in accordance with the following schedule:

Date of Vesting	Cumulative Shares Vested

November 5, 2013	5,000
November 5, 2014	10,000
November 5, 2015	15,000
November 5, 2016	20,000
November 5, 2017	25,000

3. Termination of Service. Upon the termination of the Grantee’s service, the Shares shall become forfeited or Vested, as the case may be, as and to the extent provided in Sections 8.9 and 8.10 of the Plan, subject to Section 10(b) of the Employment Agreement, if applicable under the circumstances of the termination of the Grantee’s service.

4. Issuance of the Shares. Promptly after the date of this Agreement, the Corporation shall recognize the Grantee’s ownership of the Shares through (i) a crediting of the Shares to a book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Grantee, with appropriate electronic notation of the restrictions on transfer provided herein, or another similar method, or (ii) the issuance of a certificate representing the Shares in the name of the Grantee, bearing any legend that the Corporation deems appropriate to reflect the restrictions on transfer provided herein, to be held in custody by the Corporation or its designee for the benefit of the Grantee until the Shares represented thereby become Vested.

The Grantee agrees that simultaneously with the execution of this Agreement, the Grantee shall execute the stock power attached hereto and that the Grantee shall promptly deliver such stock power to the Corporation. The Grantee further agrees to execute and deliver any and all additional stock powers and/or other instruments as the Corporation from time to time requests as it may, in its judgment, deem to be advisable to fulfill the purposes of this Agreement.

5. Grantee’s Rights. Subject to all limitations provided in this Agreement, the Grantee, as owner of the Shares during the Restricted Period, shall have all the rights of a stockholder, including, but not limited to, the right to receive all dividends and other distributions paid on the Shares and the right to vote such Shares. If any such dividends or distributions are paid in shares of Common Stock, such shares of Common Stock shall be subject to the same restrictions then applicable to the Shares with respect to which they were paid.

6. Vesting. Upon Shares becoming Vested, the Corporation shall release such Shares to the Grantee (i) by appropriate transfer to an unrestricted book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) or by other appropriate electronic notation of the lapse or expiration of the Restricted Period with respect to such Shares, (ii) by delivering to the Grantee (or, if the Grantee is deceased, to the Grantee’s legal representative) a certificate issued in respect of such Shares (without any legend contemplated by Section 4 above), or (iii) by any other means deemed appropriate by the Corporation.

7. Adjustments for Changes in Capitalization of the Corporation. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split up, share combination or other change in the corporate structure of the Corporation affecting the shares of the Corporation’s Common Stock, such adjustment shall be made in the number and class of shares subject to this Agreement as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights, provided that the number of shares covered by this Agreement shall always be a whole number.

8. Effect of Change in Control. If a Change in Control shall occur after March 31, 2013, all previously unvested Shares shall become Vested in full. Notwithstanding the foregoing, no Shares which have previously been forfeited shall thereafter become Vested.

9. Delivery and Registration of Shares of Common Stock. The Corporation’s obligation to deliver the Shares hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other Federal, state or local securities regulation. It may be provided that any representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation. The Corporation shall not be required to deliver any shares of Common Stock hereunder prior to (i) the admission of such shares to listing on any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

10. Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or the Grantee’s legal representatives with regard to any question arising hereunder or under the Plan.

11. Grantee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Subsidiary to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Corporation or any Subsidiary.

12. Withholding Tax. Upon Shares becoming Vested (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor provision thereto), the Corporation may withhold from any payment or distribution made hereunder sufficient Shares to cover any applicable withholding and employment taxes, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes. The Corporation shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments, or require the Grantee to remit to the Company an amount sufficient to satisfy such taxes.

13. Grantee Acceptance. The Grantee shall signify the Grantee’s acceptance of the terms and conditions of this Agreement by signing in the space provided below, by signing the attached stock power, and by returning a signed copy hereof and of the attached stock power to the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:	/s/ Steven Sugarman

ACCEPTED:

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.

(Street Address)

(City, State & Zip Code)

STOCK POWER

For value received, I hereby sell, assign, and transfer to First PacTrust Bancorp, Inc. (the “Corporation”) all shares of the voting common stock of the Corporation, standing in my name on the books and records of the Corporation (whether in certificated form or book-entry or similar form), that are issued to me pursuant to that certain Restricted Stock Agreement, dated November 5, 2012, to which the Corporation and I are parties (as the same may from time to time be amended, the “Agreement”), and do hereby irrevocably constitute and appoint the Secretary of the Corporation attorney, with full power of substitution, to transfer this stock on the books and records of the aforesaid Corporation. To the extent the restrictions on transfer of any portion of such shares under the Agreement have lapsed or expired, this Stock Power shall cease to be of legal effect with respect to that portion of such shares following their release to me, free of restriction, as provided in the Agreement.

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.

Dated:

In the presence of:

EXHIBIT B

FORM OF STOCK OPTION AGREEMENT

FIRST PACTRUST BANCORP, INC.

2011 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

NQSO NO.

This Option is granted on November 5, 2012 (the “Grant Date”) by First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), to Ronald J. Nicolas, Jr. (the “Optionee”) in accordance with the following terms and conditions:

1. Option Grant and Exercise Period. In accordance with Section 5(a) of the Employment Agreement by and between the Corporation and the Optionee dated as of the date hereof (the “Employment Agreement”), the Corporation hereby grants to the Optionee a Non-Qualified Stock Option (“Option”) to purchase, pursuant to the First PacTrust Bancorp, Inc. 2011 Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of 75,000 shares (the “Option Shares”) of the voting common stock of the Corporation (“Common Stock”) at the price of $         per share (the “Exercise Price”). A copy of the Plan, as currently in effect, is incorporated herein by reference and is attached to this Agreement. Capitalized terms used herein which are not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

This Option shall be exercisable only during the period (the “Exercise Period”) commencing on the date(s) set forth in Section 2 below, and ending at 5:00 p.m., Pacific time, on the date 10 years after the Grant Date, such later time and date being hereinafter referred to as the “Expiration Date,” subject to earlier vesting and/or earlier expiration pursuant to Sections 5 and 7 below.

2. Method of Exercise of This Option. This Option may be exercised during the Exercise Period with respect to not more than the cumulative number of Option Shares set forth below on or after the date(s) indicated, by giving written notice to the Corporation as hereinafter provided specifying the number of Option Shares to be purchased.

Cumulative Number of Option Shares Exercisable	Date

15,000	November 5, 2013
30,000	November 5, 2014
45,000	November 5, 2015
60,000	November 5, 2016
75,000	November 5, 2017

The notice of exercise of this Option shall be in the form prescribed by the Committee and directed to the address set forth in Section 10 below. The date of exercise is the date on which such notice is received by the Corporation. Such notice shall be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made (i) in cash or its equivalent, (ii) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price or (iii) by a combination of (i) and (ii). In addition, the Corporation may establish a cashless exercise program in accordance with applicable laws and regulations. Promptly after such payment, subject to Section 3 below, the Corporation shall issue and deliver to the Optionee or other person exercising this Option a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another in such form of joint ownership as requested by the Optionee (or such other person) pursuant to applicable state law. In lieu of issuing a certificate or certificates representing the shares of Common Stock so purchased, the Corporation may cause such shares to be credited to a book entry account maintained by the Corporation (or its transfer agent or other designee) for the benefit of the Optionee or other person exercising this Option, including any joint owner as provided in the immediately preceding sentence.

3. Delivery and Registration of Shares of Common Stock. The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other Federal, state or local securities law or regulation. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation. The Corporation shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4. Nontransferability of This Option. This Option may not be sold, transferred, pledged assigned or otherwise alienated or hypothecated, other than: (i) upon the Optionee’s death, to the person designated as the Optionee’s Beneficiary or, if no Beneficiary has been properly designated by the Optionee, by will or by the laws of descent and distribution, (ii) pursuant to a Qualified Domestic Relations Order or (iii) by gift to any member of the Optionee’s immediate family or to a trust for the benefit of one or more of the Optionee’s immediate family members. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or a person acting with the legal authority of the Optionee unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. For the purpose of this Section 4, an Optionee’s “immediate family” shall mean the Optionee’s spouse, children and grandchildren.

In the event this Option is transferred as permitted by this Section 4, the person to whom this Option has been transferred may exercise this Option to the extent this Option would have been exercisable by the Optionee if the Option were not so transferred. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person acting with the legal authority of the Optionee or to whom this Option is transferred in accordance with this Section 4.

5. Termination of Service; Expiration. The exercisability of this Option following a termination of the service of the Optionee shall be as and to the extent provided in Sections 6.8 and 6.9 of the Plan, subject to acceleration of vesting under Section 10(b) of the Employment Agreement, if applicable under the circumstances of the termination of the Optionee’s service. In no event shall this Option be exercisable following the Expiration Date.

6. Adjustments for Changes in Capitalization of the Corporation. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Corporation affecting the shares of the Corporation’s Common Stock, such adjustment shall be made in the number and class of shares covered by this Option and Exercise Price of this Option as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; and provided that the number of shares subject to this Option shall always be a whole number.

7. Effect of Change in Control. If a Change in Control shall occur after March 31, 2013, this Option shall (to the extent it is not then so exercisable) become exercisable in full and remain so exercisable for the remainder of its term, subject to Sections 6.8 and 6.9 of the Plan. Notwithstanding the foregoing this Option shall not become exercisable to the extent that it has previously been exercised or otherwise terminated.

8. Stockholder Rights Not Granted by This Option. The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

9. Withholding Tax. The Corporation shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes (including the Optionee’s FICA obligation) required by law to be withheld with respect to this Option.

10. Notices. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of First PacTrust Bancorp, Inc., 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

11. Plan and Plan Interpretations as Controlling. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations made in the discretion of the Committee shall be final and conclusive upon the Optionee or the Optionee’s legal representatives with regard to any question arising hereunder or under the Plan.

12. Optionee Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Corporation or any Subsidiary to terminate the Optionee’s employment or service at any time, nor confer upon the Optionee any right to continue in the employ or service of the Corporation or any Subsidiary.

13. Optionee Acceptance. The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in Section 10 above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST PACTRUST BANCORP, INC.

By:	/s/ Steven Sugarman

ACCEPTED:

/s/ Ronald J. Nicolas, Jr.
Ronald J. Nicolas, Jr.

(Street Address)

(City, State and Zip Code)